John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS 64224
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

January 25, 2011

PFS Funds 480 North Magnolia Avenue, Suite 103, El Cajon, California 92020

Re: PFS Funds Turquoise Select Opportunity Fund Ladies and Gentlemen:

     We have acted as counsel to PFS Funds (the “Trust”), a trust organized under the laws of the Commonwealth of Massachusetts and registered under the 1940 Act as an open-end series management investment company.

     This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement” and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 20 under the Securities Act and Amendment No. 20 under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, of the Turquoise Select Opportunity Fund (the “Fund”), a new series portfolio of the Trust. We understand that the Amendment will be filed with the Commission under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

     In reaching the opinions set forth below, we have examined, among other things, copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Fund, substantially in the form in which they are to be filed in the Amendment (collectively, the “Prospectus”).

     As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

     The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

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PFS Funds Turquoise Select Opportunity Fund January 25, 2011

We have also assumed, without independent investigation or inquiry, that:

     (a) all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

     (b) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

     1. The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

     2. The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

     We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Massachusetts trust law and the judicial interpretations thereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

                                                                                           Very truly yours,

                                                                                           /s/ John H. Lively

                                                                                          On behalf of The Law Offices of John H. Lively & Associates, Inc.